Exhibit 99.1

Contacts:

Richard D. Katz, M.D.	Francesca T. Devellis
SVP, Finance and Corporate Development;	Senior Vice President
Chief Financial Officer	Feinstein Kean Healthcare
Icagen, Inc.	245 First Street; 14th Floor
Cambridge, MA 02142

(919) 941-5206	(617) 577-8110
rkatz@icagen.com	francesca.devellis@fkhealth.com

FOR IMMEDIATE RELEASE:

ICAGEN REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS

RESEARCH TRIANGLE PARK, NC, August 3, 2007 – Icagen, Inc. (NASDAQ: ICGN) reported today its financial results for the second quarter of 2007. For the second quarter of 2007, the Company reported revenues of $3.4 million and a net loss of $6.5 million. As of June 30, 2007, cash and cash equivalents totaled $35.1 million.

P. Kay Wagoner, Ph.D., Chief Executive Officer, noted, “Icagen has continued to make solid progress in our broad portfolio of ion channel focused programs during the second quarter. In particular, we were pleased to recently announce the filing of an IND for our lead compound in our epilepsy and neuropathic pain program, ICA-105665. As recently reported, this compound has demonstrated a broad spectrum of activity in preclinical models of seizure disorders, and has also shown activity in preclinical models of neuropathic and inflammatory pain. In addition, our multi-target sodium channel and calcium channel pain programs continue to progress very well. Finally, we have advanced our efforts in the exploration of new indications for senicapoc in a variety of inflammatory and proliferative disorders.”

Pipeline Update

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In July 2007, the Company announced the filing of an Investigational New Drug application, or IND, for ICA-105665, the lead compound in the Company’s potassium channel program in epilepsy and neuropathic pain. Provided that the IND is accepted, the Company expects to initiate a single dose escalation study in healthy male volunteers during the third quarter of 2007.

•

In the Company’s multi-target sodium channel and multi-target calcium channel programs, hits, leads and advanced leads focused on several novel ion channel targets have been identified. Modulation of these ion channels has potential utility in the treatment of neuropathic and inflammatory pain. The Company has been awarded issued patents and has filed numerous additional patent applications in this area.

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The Company has initiated preclinical studies of senicapoc in a variety of inflammatory and proliferative disorders. As previously noted, the ion channel target of senicapoc, KCNN4, or the IK-1 channel, is expressed on a number of immune system cells and other cell types important in the pathogenesis of these disorders. The Company expects final data from its Phase III clinical trial of senicapoc, which had as its primary endpoint the reduction of vaso-occlusive crises in sickle cell disease patients and which was terminated earlier this year due to futility for the primary endpoint, to be available during the third quarter of 2007. The Company plans to analyze final data when available and consider future options for the development of senicapoc in other sickle cell disease indications, as well as in indications outside of sickle cell disease, as noted above.

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The Company was recently notified by its collaborator Bristol-Myers Squibb Company (“BMS”) that it has decided, based on formulation issues among others, not to pursue further development of a lead compound for the treatment of atrial fibrillation. The Company plans to review the data when available and consider with BMS potential opportunities for the Company’s pursuit of this compound and related compounds from the collaboration.

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The Company’s collaborator Astellas Pharma, Inc. (“Astellas”) continues to evaluate a compound in preclinical studies with potential utility in the treatment of dementia, including Alzheimer’s disease. In order to focus resources on the Company’s primary areas of research interest, including epilepsy, pain and inflammatory and proliferative disorders, the Company is currently deemphasizing its research efforts in attention deficit/hyperactivity disorder (“ADHD”).

Corporate Developments

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During June 2007, the Company announced the expansion of its drug discovery and development expert panel with the appointment of three distinguished academicians. Icagen’s drug discovery and development expert panel includes individuals from both the pharmaceutical industry and academia, and provides ongoing advice and guidance on key scientific and clinical development issues related to the Company’s portfolio of drug discovery and development programs. The academic members who recently joined this panel are William Catterall, Ph.D., Professor and Chairman, Department of Pharmacology at the University of Washington; Christine Sang, M.D., M.P.H., Director of the Translational Pain Research Program at Brigham and Women’s Hospital and Harvard Medical School; and Cheryl Zimmerman, Ph.D., Professor and Director of Graduate Studies, Department of Pharmaceutics at the University of Minnesota. These academic members join pharmaceutical industry experts, Chris Cimarusti, Ph.D. and Ian Skidmore, Ph.D., as previously announced.

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During June 2007, the Company announced that it had received notification from McNeil Consumer & Specialty Pharmaceuticals (“McNeil”) of its termination of the collaboration agreement between Icagen and McNeil for the development of senicapoc, which will become effective as of September 18, 2007.

Financials

Revenues for the second quarter of 2007 totaled $3.4 million, as compared to $2.6 million during the same period in 2006, an increase of 28%. The increase in revenues for the second quarter of 2007, as compared to the same period in 2006, was due to increased recognition of license revenue resulting from the change in estimate of the service period of the Company’s collaboration agreement with McNeil, partially offset by decreased cost sharing reimbursement from the McNeil collaboration for the clinical development of senicapoc due to the termination of the Phase III trial. As a result of the termination of the McNeil collaboration as of September 18, 2007, during the second quarter of 2007 the Company recognized approximately $1.9 million of the deferred revenue balance, which was approximately $12.3 million as of the end of the first quarter. The Company expects to recognize the remainder of this deferred revenue balance as revenue during the third quarter of 2007.

Operating expenses for the second quarter of 2007 were $10.3 million, as compared to $9.4 million for the same period in 2006, an increase of 9%. The increase in operating expenses for the second quarter of 2007, as compared to the same period in 2006, was due to increased research and development expenses. As a result of the termination of the McNeil collaboration, during the second quarter of 2007 the Company incurred a non-cash expense of approximately $1.6 million associated with the complete write down of a capitalized license payment that had previously been made to Children’s Medical Center Corporation (“CMCC”) in connection with this collaboration.

Net loss for the second quarter of 2007 totaled $6.5 million, as compared to $6.3 million during the same period in 2006, an increase of 2%. The increase in net loss for the second quarter of 2007, as compared to the same period in 2006, was due primarily to higher research and development expenses for the period, partially offset by an increase in revenues.

Revenues for the first six months of 2007 totaled $5.4 million, as compared to $4.5 million during the same period in 2006, an increase of 19%. The increase in revenues for the first six months of 2007, as compared to the same period in 2006, was due to increased recognition of license revenue resulting from the change in estimate of the service period of the McNeil collaboration, partially offset by decreased cost sharing reimbursement from the Company’s collaboration with McNeil for the clinical development of senicapoc due to the termination of the Phase III trial.

Operating expenses for the first six months of 2007 were $19.1 million, as compared to $18.4 million for the same period in 2006, an increase of 4%. The increase in operating expenses for the first six months of 2007, as compared to the same period in 2006, was due to increased research and development expenses, partially offset by lower general and administrative expenses. As noted above, during the second quarter of 2007 the Company incurred a non-cash expense of approximately $1.6 million associated with the write down of a capitalized license payment that had previously been made to CMCC in connection with the McNeil collaboration.

Net loss for the first six months of 2007 totaled $12.9 million, as compared to $13.1 million during the same period in 2006, a decrease of 1%. The decrease in net loss for the first six months of 2007, as compared to the same period in 2006, was due to higher revenues and lower general and administrative expenses, partially offset by higher research and development expenses.

Financial Guidance

As a result of the termination by McNeil of the collaboration agreement related to senicapoc, the Company is providing revised financial guidance for 2007.

The Company’s prior expectation for revenues had been in the range of $4 to $5 million. Due to the recognition of previously deferred revenue in connection with the termination of the McNeil collaboration, the Company now expects revenues to be in the range of $16 to $17 million. The revised revenue guidance reflects the expected recognition of the entire balance of deferred revenue associated with the McNeil collaboration, which was approximately $12.5 million as of December 31, 2006, and does not include any additional revenues from any new collaborations. The Company’s prior expectation for research and development expense had been in the range of $22 to $26 million. R&D expense is now expected to be in the range of $24 to $28 million. The revised guidance for R&D expense reflects a non-cash expense of approximately $1.6 million associated with the write down of a capitalized license payment that was made to CMCC in connection with the McNeil collaboration. The Company’s expectation for general and administrative expense is unchanged at approximately $5 to $6 million. The Company’s prior expectation for the operating loss had been in the range of $21 to $25 million. The operating loss is now expected to be in the range of $11 to $15 million, which reflects the non-cash revenue and non-cash expense associated with the termination of the McNeil collaboration agreement as discussed above.

The guidance provided above includes the effect of stock-based compensation expense in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment. For 2007, the Company’s expectation for stock-based compensation expense is unchanged at approximately $2.5 million.

Conference Call

Icagen will host a conference call to discuss these results today at 10:00 a.m. ET.

To listen to the conference call, please dial:

888-693-3477 (United States and Canada)

973-582-2710 (International)

The access code for the call is 9036345.

A playback of the call will be available from approximately 1:00 p.m. Eastern Time on August 3 through August 10, 2007 and may be accessed by dialing:

877-519-4471 (United States and Canada)

973-341-3080 (International)

The access code for the call is 9036345.

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities, in some cases in collaboration with leading pharmaceutical companies, in a number of disease areas, including epilepsy, pain, inflammation, sickle cell disease, and dementia, including Alzheimer’s disease.

Forward Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in the Company’s most recent Quarterly Report on Form 10-Q, filed with the SEC on May 9, 2007. These risk factors include risks as to the Company’s history of net losses and how long the Company will be able to operate on its existing capital resources; the Company’s ability to raise additional funding; the Company’s ability to maintain compliance with NASDAQ’s continued listing requirements; whether the Company’s products will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant continued product development; whether and when, if at all, the Company’s products, including senicapoc, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such products receive approval, whether they will be successfully marketed; and the Company’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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Icagen, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Collaborative research and development revenues:
Research and development fees	$2,063	$492	$2,555	$960
Reimbursed research and development costs	1,319	2,147	2,817	3,561

Total collaborative research and development revenues	3,382	2,639	5,372	4,521

Operating expenses:
Research and development	8,674	7,701	16,061	15,192
General and administrative	1,597	1,682	3,064	3,238

Total operating expenses	10,271	9,383	19,125	18,430

Loss from operations	(6,889)	(6,744)	(13,753)	(13,909)
Other income, net	435	399	814	815

Net loss	$(6,454)	$(6,345)	$(12,939)	$(13,094)

Net loss per share – basic and diluted	$(0.17)	$(0.29)	$(0.37)	$(0.59)

Weighted average common shares outstanding – basic and diluted	37,928,862	22,192,838	34,800,641	22,142,942

Icagen, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	June 30, 2007	December 31, 2006
Assets
Cash and cash equivalents	$35,069	$25,131
Other current assets	2,349	921
Property and equipment, net	1,220	1,566
Technology licenses and related costs, net	529	2,183
Other long-term assets	40	1,014

Total assets	$39,207	$30,815

Liabilities and stockholders’ equity
Current liabilities	$16,455	$6,481
Deferred revenue, less current portion	—	11,513
Equipment debt financing, less current portion	517	774
Stockholders’ equity	22,235	12,047

Total liabilities and stockholders’ equity	$39,207	$30,815